Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Attn.: Head of Debt Capital Markets

Fax: +44 20 7595 2555

Tel: +44 20 7595 8601

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Attn.: High Grade Debt Syndicate

Fax: +1 646 855 0116

Tel: +1 646 855 6433

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn.: Fixed Income Syndicate

Fax: +44 (0) 20 7102 5804

Tel: +44 (0) 20 7103 5652